Exhibit 3.11

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “ADVANCE PATRIOT, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 2005, AT 12:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

Authentication: 3660158

State of Delaware
Secretary of State
Division of Corporations
Delivered 52:30 PM 01/25/2005 FILED 12:30 PM 01/25/2005 V050062330 - 3916720 FILE

CERTIFICATE OF INCORPORATION

OF

ADVANCE PATRIOT, INC.

ARTICLE I

The name of the corporation is Advance Patriot, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Five Thousand shares of Common Stock, without par value per share (the “Common Stock”).

B.     The holders of Common Stock shall be entitled to one (l) vote per share on all matters to be voted on by the stockholders of the Corporation.

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

A.    Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders or by any consent in writing by such holders in accordance with the Delaware General Corporation Law.

B.    Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, and may not be called by any other person or persons.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived any improper personal benefit of the Delaware General Corporation Law as the same exists or hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

The Corporation reserves the right at any time, and from time to time, to amend, alter change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now, or hereafter, prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided however, that the affirmative vote of 66 2/3% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal or adopt any provision inconsistent with, whether by amendment, merger or otherwise, the provisions of ARTICLES VII, VIII and IX.

ARTICLE X

The name and mailing address of the incorporator are as follows:

Eric M. Margolin

Advance Auto Parts, Inc. 5673 Airport Road

Roanoke, Virginia 24012

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and have accordingly hereunto set my hand this 28th day of January A.D. 2005.

By: /s/ Eric M. Margolin
Name: Eric M. Margolin
Title: Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 01/27/2006 FILED 08:00 AM 01/27/2006 SRV 060080700 - 3916720 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE AND OF REGISTERED AGENT

It is hereby certified that:

1.    The name of the corporation (hereinafter called the “Corporation”) is Advance Patriot, Inc.

2.    The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3.    The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.    The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on: January 19, 2006

        /s/ Eric M. Margolin

Eric M. Margolin - Vice President